Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (No. 333-185948 and 333-24359) on Form S-8, and the Registration Statement (No. 333-238011) on Form S-3 of Chuy’s Holdings, Inc., of our reports dated March 11, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Chuy's Holdings, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Chuy’s Holdings, Inc. for the year ended December 27, 2020.
/s/ RSM US LLP
Austin, Texas
March 11, 2021